CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated August 29, 2018 on the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the June 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
October 26, 2018